EXHIBIT 11.1

                       APACHE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                       (In thousands, except per share data)

                                    	For the Quarter Ended	For the Nine Months
                                         	September 30,	    September 30,
                                    	----------------------	----------------------
                                          	1996	   1995	    1996    	1995
                                         	--------	--------	-------	--------
Weighted Average Calculation:
-----------------------------

Net income	                               $	30,137	$	7,042	$	70,229	$	11,662
                                        		========	======= 	======= 	========

Weighted average common shares outstanding		89,860	 70,728 		84,360	 	70,074
                                         		========	======  	======= 	========

Net income per share,
  based on weight average common
  shares outstanding	                     $  	.335	$	 .10	 $   	.83 $   	.17
                                        		========	======		========		========


Primary Calculation:
--------------------

Net income	                               $	30,137	$	7,042 $ 70,229 $ 	11,662
Assumed conversion of
  3.93-percent debentures		                    531	   	540	  	1,583   		1,623
                                        		--------		--------		--------		--------

Net income, as adjusted	                  $	30,668	$ 	7,582	$	71,812	$	13,285
                                        		========		========		========		========

Common Stock Equivalents:

Weighted average common shares
  outstanding		                             89,860	 	70,728	 	84,360		 70,074

Stock options, using the treasury stock
  method of accounting	                       	712	     	99    		451    		99

Assumed conversion of 3.93-percent
  debentures	                               	2,778	  	2,778  		2,778	 	2,778
                                         		--------		------	 	-------		--------

                                          		93,350	 	73,605 		87,589		72,951
                                        		========		========		========		========

Net income per common share primary	      $  	.329	 $  	.10	 $  	.82 	$ 	.18
                                        		========		========		========		========

The assumed conversion of the 6-percent convertible subordinated debentures due 2002 was not significant during the quarter ended September 30, 1996 and was anti-dilutive for all other periods presented.